SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment (“Second Amendment”) is made effective as of February 28, 2025, by and between Dine Brands Global, Inc., a Delaware corporation (the “Corporation”), and John W. Peyton (the “Executive”) as an amendment to the Employment Agreement between the parties effective November 13, 2020, as amended by that certain Amendment between the parties effective May 15, 2023 (together, the “Employment Agreement”).
WHEREAS, the parties mutually desire to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual terms and conditions hereof, the Corporation and the Executive hereby agree as follows:
1.Amendment of Section 14(b)(iii). Effective February 28, 2025, Clause (iii) of Subsection b. of Section 14 of the Employment Agreement is hereby amended to read as follows:
(iii)    any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units and any other equity-based or long-term cash-based awards held by the Executive, other than the Make-Good RSUs and Make-Good Option, that are subject only to service or time based vesting conditions (and not performance-based vesting conditions) and that would have vested during the 24-month period following the Executive’s termination will vest as of the day immediately preceding the effective date of termination. Notwithstanding the foregoing, in the event an equity-based or long-term cash-based award agreement or the plan pursuant to which an equity-based or long-term cash-based award was granted provides for more favorable treatment of such awards upon a Change in Control or the Executive’s termination of employment, nothing in this Agreement is intended to limit the Executive’s right to such more favorable treatment as provided in such award agreement or plan, but this Agreement shall supersede any less favorable vesting therein,
2.Amendment of Section 14(b)(iv). Effective February 28, 2025, the following language is added to the end of Clause (iv) of Subsection b. of Section 15 of the Employment Agreement:
Notwithstanding the foregoing, in the event an equity-based or long-term cash-based award agreement or the plan pursuant to which an equity-based or long-term cash-based award was granted provides for more favorable treatment of such awards upon a Change in Control or the Executive’s termination of employment, nothing in this Agreement is intended to limit the Executive’s right to such more favorable treatment as provided in such award agreement or plan, but this Agreement shall supersede any less favorable vesting therein,
3.Amendment of Section 15(c). Effective February 28, 2025, Subsection c. of Section 15 of the Employment Agreement is hereby amended to read as follows:

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c.Any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other equity-based or long-term cash-based awards held by the Executive (including, without limitation, the Make-Good RSUs and the Make-Good Option) that are subject only to service or time-based vesting conditions (and not performance-based vesting conditions) will vest as of the day immediately preceding the effective date of termination and, to the extent applicable, will become exercisable, and any restrictions or conditions on such equity-based awards shall immediately lapse and be deemed satisfied. Any stock options or stock appreciation rights held by the Executive shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date. Notwithstanding the foregoing, in the event an equity-based or long-term cash-based award agreement or the plan pursuant to which an equity-based or long-term cash-based award was granted provides for more favorable treatment of such awards upon a Change in Control or the Executive’s termination of employment, nothing in this Agreement is intended to limit the Executive’s right to such more favorable treatment as provided in such award agreement or plan, but this Agreement shall supersede any less favorable vesting therein.

4.Amendment of Section 15(d). Effective February 28, 2025, Subsection d. of Section 15 of the Employment Agreement is hereby amended to read as follows:
Upon the occurrence of a Change in Control, the Executive shall, with respect to all outstanding, unvested performance units and any other equity-based and long-term cash-based compensation awards subject to performance-based vesting criteria that are held by the Executive immediately prior to the Change in Control, be deemed to have satisfied any performance-based vesting criteria at the target level of performance, and following the Change in Control any such awards shall continue to vest based upon the time or service-based vesting criteria, if any, to which the award is subject. If the Executive’s employment terminates in accordance with the terms and conditions of this Section 15 after a Change in Control, such performance-based awards shall become immediately and fully vested, and shall be paid to the Executive not later than 30 days after the date of such termination. Notwithstanding the foregoing, in the event an equity-based or long-term cash-based award agreement or the plan pursuant to which an equity-based or long-term cash-based award was granted provides for more favorable treatment of such awards upon a Change in Control or the Executive’s termination of employment, nothing in this Agreement is intended to limit the Executive’s right to such more favorable treatment as provided in such award agreement or plan, but this Agreement shall supersede any less favorable vesting therein.

5.Entire Agreement. The Employment Agreement, as amended by this Second Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof and all agreements, acknowledgments, designations and directions of the Executive made or given under any Corporation policy statement or benefit program. Except as expressly amended herein, all other terms and conditions of the Employment Agreement shall remain unmodified and in full force and effect. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.
6.    Binding Effect. This Second Amendment shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns. This Second Amendment may not be assigned by the Executive, but may be assigned by the Corporation to any person or entity that succeeds to the ownership or operation of the business in which the Executive is primarily employed by the Corporation.
7.    Waiver. No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving party. No such waiver waives any subsequent breach or default of the same or any other terms in this Second Amendment.
8.    Counterparts. This Second Amendment may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Second Amendment as of the date and year first above written.

EXECUTIVE:                        Dine Brands Global, Inc.:
By: /s/ John W. Peyton                By: /s/ Christine K. Son
John W. Peyton                    Name: Christine K Son
                        Title:     Senior Vice President, Legal,                         General Counsel and Secretary